Exhibit 10.5
EAGLE SAVINGS BANK
AMENDED AND RESTATED
SUPPLEMENTAL DIRECTOR RETIREMENT PLAN
RECITALS:
WHEREAS, Eagle Savings Bank, an Ohio corporation, (the “Bank”), has previously adopted the Eagle Savings Bank Supplemental Director Retirement Plan (the “Prior Plan”) effective as of July 1, 2010; and
WHEREAS, in connection with the conversion of the Bank from the mutual to the stock form of organization, the Bank desires to amend and restate the Prior Plan in order to make certain changes; and
WHEREAS, Section 6.4 of the Prior Plan provides that the plan may be amended from time to time and this Eagle Savings Bank Amended and Restated Supplemental Director Retirement Plan (the “Plan”) shall supersede and replace the Prior Plan.
NOW, THEREFORE, the Bank hereby amends and restates the Plan as follows:
ARTICLE I
GENERAL
1.1
Purpose of the Plan.   The purpose of this Plan is to reward certain management and highly compensated members of the Board of Directors of the Bank who have contributed to the Bank’s success and are expected to continue to contribute to such success in the future.

1.2
Plan Benefits Generally.   Pursuant to the Plan, the Bank may provide to each Participant, as defined herein below, such benefit as provided on the terms and conditions contained in the Plan and the Participant’s individual Participation Agreement.

1.2
Effective Date.   The Plan was originally effective as of July 1, 2010, and the Plan is amended and restated as of January 1, 2017.

ARTICLE II
DEFINITIONS
2.1
Accrued Benefit Liability.   Accrued Benefit Liability shall mean with respect to each Participant, the amount of accrued liability for the Participant at the time of Separation from Service. For purposes of this Plan and the Participation Agreement, the Accrued Benefit Liability shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Plan and Participation Agreement as it relates to a specific Participant. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Bank shall establish a liability retirement account for the Director into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time.

2.2
Administrator.   Administrator shall mean the Bank as defined herein.

2.3
Beneficiary.   Beneficiary means the person or persons designated by a Participant as his beneficiary in accordance with the provisions of Article V and subject to the Participation Agreement. Each Participant may at any time, and from time to time, change any previous Beneficiary designation, without notice to or consent from any previously designated Beneficiary, by amending their previous designation of a form prescribed by the Administrator. If no person shall be designated by the Participant as a Beneficiary, or if the designated Beneficiary shall not survive the Participant, payment of their interest shall be made to the Participant’s estate.

2.4
Board.   Board means the Board of Directors of the Bank.

2.5
Cause.   Cause shall have the meaning set forth in Section 4.2.

2.6
Change in Control.   Provided that such definition shall be interpreted in a manner that is consistent with Code Section 409A and regulations thereunder, a “Change in Control” of the Bank (which, for purpose of this Section 2.6 shall mean Eagle Savings Bank but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following;

(a)   the date that any one person or persons acting as a group acquires ownership of Bank stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Bank;
(b)   the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Bank;
(c)   the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%)) of the total gross fair market value of all of the assets of the Bank immediately prior to such acquisition; or
(d)   the date that a majority of members of the Bank’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.
Notwithstanding anything in this Plan to the contrary, in no event shall a conversion of the Bank from the mutual to the stock form of organization constitute a “Change in Control for purposes of this Plan.
2.7
ERISA.   The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.8
Director.   Director means an employee of the Bank who is considered part of a select group of management or highly compensated employee of the Bank and is designated by the Administrator as eligible to participate in the Plan.

2.9
Normal Retirement.   Normal Retirement means Participant’s Separation of Service for any reason, other than for Cause, after such Participant has reached their Normal Retirement Age.

2.10
Normal Retirement Age.   Normal Retirement Age means the normal retirement age set forth in the Participant’s Participation Agreement.

2.11
Participant.   Participant means any Director who elects to participate in the Plan by entering into a Participation Agreement in accordance herewith. The Administrator may, from time to time in its sole discretion, with Cause, revoke a Participant’s participation in the Plan upon ninety (90) days’ written notice. The Administrator may from time to time, in its sole discretion without Cause, revoke a Participant’s participation upon the mutual consent of the Participant and Administrator.

2.12
Participation Agreement.   Participation Agreement means a written agreement between the Bank and a Participant, pursuant to which the Bank agrees to make a SERP Benefit payment, or payments, in accordance with the Plan and the Participation Agreement. Each Participation Agreement shall contain such information, terms and conditions as the Administrator in its discretion may specify, including without limitation, the following:

(a)
the effective date of the Participant’s participation in the Plan;

(b)
the Participant’s Normal Retirement Age;

(c)
the SERP Benefits to which the Participant is entitled under the Plan and, the form such benefits are to be paid in (i.e. installments or lump sum);

(d)
the identity of the Participant’s Beneficiary; and

(e)
any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan.

2.13
Plan.   Plan means Eagle Savings Bank Supplemental Director Retirement Plan as the same may be amended from time to time.

2.14
Plan Year.   Plan Year shall mean calendar year.

2.15
Separation from Service.   As provided by regulations promulgated under the Internal Revenue Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, Board retirement or other Board termination related to the status of a Participant as Director with the Service Recipient unless the relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not to exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract.

2.16
SERP Benefit.   SERP Benefit means, with respect to each Participant, an annual cash benefit in the amount determined pursuant to the Participant’s Participation Agreement, minus any offset amounts specified therein.

2.17
Service Recipient.   As provided by regulations promulgated under Code Section 409A, Service Recipient shall mean the Bank or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single Bank under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single Bank under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

2.18
Vesting.   The Participant’s ownership rights in the SERP Benefit shall arise, or vest, solely with the occurrence of those conditions precedent to Vesting as contained in the Participation Agreement.

ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1
Eligibility.   The Administrator, in its sole discretion, shall from time to time determine those Director(s) who shall be eligible to participate in the Plan.

3.2
Participation.   Each Director who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request. A Director’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV
BENEFITS
4.1
SERP Benefit.   Each Participant, subject to the terms and conditions of his Participation Agreement, shall become entitled to receive such benefits as set forth in the executed Participation Agreement.

4.2
No Benefits Payable Upon Separation from Service for Cause.   Notwithstanding anything herein or in the Participation Agreement to the contrary, no benefits shall be payable, at the discretion of the Bank, to any Participant who has a Separation from Service for Cause. For purposes hereof, a Participant who has a Separation from Service for any of the following reasons shall be regarded as having been terminated for Cause:

(a)
engaging in willful or grossly negligent misconduct that is materially injurious to the Bank;

(b)
embezzlement or misappropriation of funds or property of the Bank;

(c)
conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony;

(d)
conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty to such a crime;

(e)
failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant; or

(f)
issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Participant’s employment in the business of banking.

4.3
Distributions to Specified Employee.   Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant shall not commence until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the Participant’s Separation from Service. A “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock which is publicly traded on an established securities market or otherwise.

ARTICLE V
BENEFICIARY
5.1
Beneficiary.   For purposes of this section, the Participant’s executed Participation Agreement shall dictate the Participant’s rights and responsibilities regarding the Participant’s Beneficiary.

ARTICLE VI
PLAN ADMINISTRATION
6.1
Administration.

(a)   General.   The Plan shall be administered by the Administrator. The Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan and each Participation Agreement (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan, a Participation Agreement, or between the Plan and a Participation Agreement), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Administrator’s determination of the rights of any Director or former Director hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.
(b)   Delegation of Duties.   The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits payable hereunder, to a named administrator or administrators.
6.2
Regulations.   The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3
Revocability of Administrator/Bank Action.   Any action taken by the Administrator with respect to the rights or benefits under the Plan of any Director or former Director shall be revocable by the Administrator as to payments not yet made to such person in order to correct any incorrect payment to a Participant or a Beneficiary, and then only to the extent necessary to correct such error. Acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to such person.

6.4
Amendment or Modification.
The Bank may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Codes Section 409A and related regulations thereunder. The Plan replaces and supersedes the Prior Plan in its entirety.

6.5
Plan Termination.
The Bank further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s vested SERP Benefit account and provided that such termination complies with Codes Section 409A and related regulations thereunder:

(a)   The Bank, in its sole discretion, may terminate the Plan and distribute Participants’ vested SERP Benefit amounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Bank and no other similar arrangements are adopted by the Bank within a three (3) year period from the date of termination; or
(b)   The Bank may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute the Participant’s vested SERP Benefit no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Bank terminates all other similar arrangements.; or
(c)   The Bank may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331. or with the approval of a bankruptcy court, provided that the Participant’s vested SERP Benefit are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.
6.6
Withholding.   The Bank shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

ARTICLE VII
MISCELLANEOUS
7.1
Administrator.   The Administrator is expressly empowered to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Bank it deems necessary to determine whether the Bank would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries. If any individual person shall have been delegated the duties or responsibilities as Administrator, such person shall not be liable for any actions by him or her hereunder unless due to his or her own gross negligence or willful misconduct and shall be indemnified and saved harmless by the Bank from and against all personal liability to which he or she may be subject by reason of any act done or omitted to be done in his or her official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in his or her defense in the event the Bank fails to provide such defense upon the request.

7.2
No Assignment.   No benefit under the Plan or a Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or a Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal

7.3
No Employment Rights.   Participation in this Plan and execution of a Participation Agreement shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Bank, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted and the Participation Agreement had never been executed.

7.4
Incompetence.   If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Bank, the Administrator, and their representatives.

7.5
Identity.   If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Bank or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

7.6
No Liability.   No liability shall attach to or be incurred by any employee of the Bank or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

7.7
Expenses.   Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan shall be paid by the Bank.

7.8
Amendment and Termination.   The Bank shall have the sole authority to modify, amend, or terminate this Plan subject to those limitations provided hereinabove.

7.9
Bank Determinations.   Any determinations, actions, or decisions of the Bank (including but not limited to. Plan amendments and Plan termination and the Participation Agreement) shall be made by the Board in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board to make such determination or decision.

7.10
Construction.   All questions of interpretation, construction or application arising under or concerning the terms of this Plan and any Participation Agreement shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

7.11
Governing Law.   To the extent not preempted by federal law, this Plan shall be governed by, construed and administered under the laws of the State of Ohio.

7.12
Severability.   Should any provision of the Plan or any regulations adopted hereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

7.13
Headings.   The headings contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

7.14
Terms.   Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

7.15
Ownership of Assets; Relationship with Bank.   Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

7.16
Deposits in Trust.   The Bank may, at its sole discretion, establish with a corporate trustee a grantor rabbi trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform to the terms of Revenue Procedure 92-64 or any successor procedure. The Bank in its sole discretion may make deposits to augment the principal of such trust.

7.17
Right of Setoff.   The Bank may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Bank, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 8.17 which is allowed by law.

7.18
409A Compliance.   This Plan will, at all times, be operated in good faith compliance with Code Section 409A of the Code and regulations thereunder (and any subsequent IRS notices or guidance). In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision.

Nothing herein shall be construed as an entitlement to our guarantee of any particular tax treatment to a Participant.
Executed this     day of                  , 2017.
EAGLE SAVINGS BANK
By:

Title: